Exhibit 10.18

Qingnianlu Auto Mall

Franchised Auto Store

Land Lease Contract

Date of Execution: May 28, 2003

Place of Execution: Beijing Dongfang Jiye Auto Mall

Lessor:                                                      Beijing Dongfang Jixy Investment Co., Ltd. (“Party A”)

Registered Address: 210 Yaojiayuan Road, Chaoyang District, Beijing, 100025

Legal Representative: Wang Xiaojing

Telephone: 85759292

Lessee:                                                      Lentuo Aotong Automobile Trading Co., Ltd. (“Party B”)

Registered Address: 210 Yaojiayuan Road, Chaoyang District, Beijing, 100022

Legal Representative: Liang Donglü

Telephone: 67783419

Chapter One Recitals

Article 1                                                   Pursuant to the general layout of Beijing Municipal urban planning, following the spirit of Document [2002 Lü Gui Yi Zi No. 62] issued by Beijing Municipal Commission of Urban Planning and Document Jing Ji Shang Zi [2003] No. 415, and after adequate negotiations, Party A and Party B hereby reach agreement as follows for mutual observance based on the principle of equality, reciprocity, willingness and paid use with respect to Party B’s construction of a franchised auto store (a 4S dealership) in the Mall (as defined below).

Article 2                                                   Party B shall be a company duly incorporated and possessing the right to conduct auto sales, repair and spare part supply and having legally obtained a franchise from the Audi brand auto manufacturer.

Chapter Two Interpretation of Certain Defined Terms

Article 3                                                   For purposes of this Contract, the following terms shall have the meanings set forth below:

“Mall” means Beijing Dongfang Jiye Investment Co., Ltd. Qingnianlu Auto Mall approved under the Document numbered 2002 Lv Gui Yi Zi No. 62 issued by Beijing Municipal Commission of Urban Planning and the Document numbered Jing Ji Shang Zi [2003] No. 415.

“Leased Premises” means the site selected by Party B as marked on the Approved Map of the Architectural Planning Design attached hereto as Appendix 1, which is located at Zone G1 in the Mall and covers an area of 6,308 square meters, subject to the area as actually measured.

“Franchised Auto Store” or the “Store” means the building for the Franchised Auto Store to be located on the Leased Premises at the Zone in the Mall selected by Party B, which shall be constructed in accordance with the approval issued by the competent planning authority at the application of Party A.

Chapter Three                Term of Use of the Leased Premises

Article 4                                                   Following the effectiveness of this Contract, Party B shall have the right to use and build the Store on, the Leased Premises, from July 1, 2003 to June 1, 2023.

Chapter Four                       Rent, Deposit and Payment Terms

Article 5                                                   Party B is willing to pay Party A the rent for the Leased Premises as follows:

(1)                                  From July 1, 2003 to June 30, 2004, the rent shall be One Million Three Hundred Thousand Renminbi only;

(2)                                  From July 1, 2004 to June 30, 2005, the rent shall be One Million Four Hundred Thousand Renminbi only;

(3)                                  From July 1, 2005 to June 30, 2006, the rent shall be One Million Five Hundred Thousand Renminbi only;

(4)                                  From July 1, 2006 to June 30, 2007, the rent shall be One Million Five Hundred Thousand Renminbi only;

(5)                                  From July 1, 2007 to June 30, 2008, the rent in an amount of One Million Six Hundred Thousand Renminbi only;

(6)                                  From July 1, 2008 to June 30, 2009, the rent shall be One Million Seven Hundred Thousand Renminbi only;

(7)                                  From July 1, 2009 to June 30, 2010, the rent shall be One Million Eight Hundred Thousand Renminbi only;

(8) For the rest of the term of this Contract beginning from July 1, 2010, the annual rent for each year shall be One Million Eight Hundred Thousand Renminbi only and shall remain unchanged.

Article 6                                                   The rent for the period from July 1, 2003 to December 31, 2003 shall be paid by Party B to Party A in a lump-sum within three days as of the effectiveness of this Contract.

Article 7                                                   The rent for the second year and the third year as from the effectiveness of this Contract shall be paid on a semi-annual basis, which means that Party B shall pay the rent for the first half of the year prior to January 10 of the year, and the rent for the second half of the year prior to July 10 of the year.

Beginning from the fourth year after this Contract becomes effective to the expiration of this Contract, Party B shall pay the rent on an annual basis prior to January 10 of each year.

The payment date set forth on the electronic wire instrument or on the incoming payment voucher of check shall constitute the date of rent payment.

Article 8                                                   Party B shall pay Party A a construction deposit in an amount of RMB500,000 at the date of execution, which shall be converted into performance guarantee after Party B’s commencement of business at the Store.  Party A shall repay such amount to Party B in a lump-sum within 30 days as of any termination of this Contract.

The said deposit may be set off against any rent or liquidated damages with which Party B is in arrears.  In case of any such setoff, Party A shall request Party B in writing to make up for any shortfall in the deposit.  In case Party B fails to perform its obligation to make up for the shortfall within 30 days as from its receipt of such notice from Party A, Party A shall have the right to terminate this Contract.

Chapter Five  Use Right and Title to the Store

Article 9                                                   Within the term of the lease agreed herein, Party B shall have the right to use and build the Store on, the Leased Premises.

Article 10                                             As a merchant attraction project, the buildings on the ground of the Leased Premises shall be constructed with the investment of Party B and the ownership thereof shall therefore be vested in Party B.  Party A shall assist Party B to obtain the title to the buildings on the Leased Premises within the first 8 years of the term of this Contract, with all the expenses arising therefrom to be borne by Party B.

Article 11                                             Upon the expiration of this Contract, the Franchised Auto Store constructed with the investment of Party B shall become owned by Party A, and neither party hereto shall have any liability to the other.

Chapter Six   Construction of the Store

Article 12                                             Party A represents that it shall prior to July 1, 2003, provide the interconnections to three public utility systems and the leveling of the ground required in connection with the construction on the Leased Premises.  Party B shall conduct the design and the construction strictly in accordance with the area of the land used and the area of the land occupied as set forth on the Planning Drawings.  The design and construction of the Store shall be based on the planned economic indices as set forth in the Notification on the Approved Design Plan.  Prior to the commencement of the construction on the Leased Premises, Party A shall at Party B’s expense, provide Party B with the Report of the Results of Pile Setting and Route Laying and the Geological Survey Report issued by the relevant survey and mapping department.  Party B shall upon completion of the design of the Store, submit to Party A two sets of the design drawings for Party A’s confirmation and submission to the competent planning department for examination and approval.

Article 13                                             The construction of all the water supply and discharge facilities, electrical power supply facilities, gas supply facilities, roads planned for urban areas and greening projects outside each franchised auto store in the Mall shall be organized and conducted by Party A on a centralized basis, with the expenses for such construction paid by all the franchised stores in proportion to the area actually occupied by each franchised store prior to the commencement of the construction.

Article 14                                             Party B shall accept Party A’s centralized management of the construction site of the Store.  Party A shall have the right to charge Party B the construction management fee at 1% of the total price of the Store construction project.  In the event that Party B violates such construction policy and causes any direct economic loss to any other party, such loss shall be Party B’s liability.

Article 15                                             Party B shall accept the supervision and management of the project supervisor over the quality of the works at the construction site of the Store.  Party A shall have the right to receive the project supervision fee from Party B on behalf of the project supervisor.

Article 16                                             All fees charged by relevant governmental authorities in connection with the construction of the Store shall be solely paid by Party B.

Chapter Seven                 Rights and Obligations of Party A and Party B

Article 17                                             Party A shall be responsible for providing the market management services, inter alia, in respect of public sanitation, fire protection, security and cleaning, and shall have the right to advise and request the Store to comply with the applicable regulations related to fire protection, environmental protection and security.

Article 18                                             Party A shall be obligated to formulate the policies in respect of the management of the auto trading market of the Mall in accordance with the relevant laws and regulations and the regulatory documents issued by the competent governmental authorities, in order to maintain the overall image of the Mall and the interests of the Store.  Party B shall abide by such policies and Party A shall not interfere with Party B’s normal independent business operation.

Article 19                                             Party A shall coordinate the public relations between Party B and the local government in accordance with the preferential policies issued by the Beijing Government, to ensure that Party B enjoys the applicable preferential treatment.

Article 20                                             Party A shall be obligated to notify Party B of whether it decides to continue to use the Store within three months prior to the expiry of the term of use of the Store, and Party B shall have a right of first refusal under the same terms and conditions.

Article 21                                             Party B shall change its registered address to the address of the Leased Premises indicated herein within one year from the date of this Contract.

Article 22                                             Party B may only deal in auto brand franchised to it and the spare parts and services related to such auto brand in its Store, and Party B shall assume all the legal liabilities arising out of its violation of such provision.

Article 23                                             The autos sold by Party B in the Mall shall be the (i) qualified products indicated in the Catalogue of PRC Automobile, Civilian Modified Vehicles and Motorcycle Manufacturing Enterprises and Products, and (ii) imported autos which are permitted to be dealt in in accordance with the applicable law.

Article 24                                             Party B shall reasonably use the public places and ancillary facilities in the Mall.  In the event of any damages caused by Party B to the public facilities and equipment in the Mall, Party B shall be obligated to repair or make compensation.

Article 25                                             In the event that Party B assigns the operational right of the Store to a third party (the purpose of the Store shall remain the same), if such assignment requires any filing with competent governmental authorities in accordance with applicable law, Party B shall deliver a copy of the filing document to Party A after it conducts such filing formalities.

Article 26                                             In case of any violation of applicable law or Party A sustains any losses arising from the transfer of the Store by Party B to any third party, Party B and such third party agree to assume joint liabilities to Party A with respect to the rights and obligations agreed hereunder.

Article 27                                             Party B shall erect signboards and the brand logo at the place designated by Party A or agreed by both parties within the Leased Premises, and shall not erect any signboard in the Mall without Party A’s consent; otherwise, Party A shall have the right to remove the same.

Article 28                                             If Party B needs to erect signboards and signage in any other places within the Mall, Party B shall provide the design to Party A for Party A to make the same at the cost of Party B.

Article 29                                             Party B shall be responsible for the advertisement administration fees or license fees charged by the applicable governmental authorities in accordance with the relevant laws and regulations.

Article 30                                             If Party B fails to timely pay the rent for the Leased Premises, it shall pay a penalty for late payment on a daily basis, which shall be equal to (i) 0.2% of the overdue amount, if the period during which an amount remains overdue is less than 30 days, or (ii) 0.5% of the overdue amount, if the period during which an amount remains overdue ranges between 30 days and 60 days.

The abovementioned overdue payment may also be deducted from the deposit of Party B.

Article 31                                             If Party B is in arrears with any rent for the Leased Premises for more than 60 days, or in the event of any circumstances described under Article 8 of this Contract, Party A shall be entitled to terminate this Contract by notifying Party B in writing, under which circumstance, Party B shall not request Party A to return its deposit and the Store shall be vested in Party A without any payment required to be made by Party A upon the termination of this Contract.

Chapter Eight                    Miscellaneous

Article 32                                             The conclusion, performance and interpretation of this Contract shall be governed by the PRC law.

Article 33                                             Any dispute arising out of this Contract shall first be resolved through friendly negotiation between the two parties.  If such negotiation fails, either party may file a lawsuit to the competent court.

Article 34                                             Any amendment to this Contract shall be in writing and signed by both Party A and Party B.

Article 35                                             All notices and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person or by facsimile to the respective parties hereto at the addresses of the parties indicated herein.  In case of any change of the address of either party, the party shall notify the other party within ten days of such change.

Article 36                                             In the event that a party is unable to perform all or portion of its obligations hereunder in accordance with the conditions agreed herein due to any force majeure event, the party affected by such force majeure event (the “Affected Party”) shall immediately notify the other party, and shall provide the documentation in respect of such force majeure event within 15 days following the occurrence of the same, including a statement setting forth the reasons for any delayed performance, partial performance or inability to perform the obligations hereunder.

Article 37                                             In case of any force majeure event, both parties shall decide whether to amend this Contract or partially or entirely discharge the obligation of the Affected Party based on the effect of such event on the performance of this Contract.

Article 38                                             The appendix hereto shall be a part of this Contract and shall have the same legal effect as this Contract.  Any and all prior oral or written agreement between both parties with respect to the subject matters hereunder shall become invalid as of the date hereof.

Article 39                                             Matters not included herein shall be subject to a supplemental agreement between Party A and Party B.

Article 40                                             Both parties hereby agree that (i) neither party may disclose the content of this Contract to any media or the public; (ii) the parties shall duly keep this Contract to ensure that the employees of either party may not have access to this Contract, and (iii) neither party may disclose this Contract to any third party irrelevant to this Contract.

Article 41                                             This Contract shall be executed in four counterparts, which shall become effective after being signed and sealed by both Party A and Party B.

Party A: Beijing Dongfang Jiye Investment Co., Ltd.	Party B: Lentuo Aotong Automobile Trading Co., Ltd.

Signed by the legal representative:	Signed by the legal representative:

Corporate Seal of Party A:	Corporate Seal of Party B:

Dated May 28, 2003	Dated May 28, 2003

Appendices: 1) Approved Map of the Architectural Planning Design; 2) the Document numbered Jing Ji Shang [2003] No. 415 issued by Beijing Municipal Commission of Development and Reform; 3) Approved Planning Documents numbered (2002) Lü Gui Zi No. 62; and 4) copy of the business license